Exhibit 10.4

EXECUTION VERSION

PENSION INDEMNITY AGREEMENT

This PENSION INDEMNITY AGREEMENT (as hereinafter amended, modified or changed from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of December 14, 2017, by and between NRG Energy, Inc., a Delaware corporation (“NRG”), and GenOn Energy, Inc. (“GenOn”), a Delaware Corporation.  NRG and GenOn may sometimes be referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meaning given in the Plan (as defined below).

RECITALS

WHEREAS, pursuant and subject to that certain Restructuring Support Agreement, dated June 12, 2017, by and among NRG, GenOn, certain holders of senior unsecured notes of GenOn Americas Generation LLC and GenOn (the “Consenting Noteholders”), to which the Settlement Agreement Term Sheet was attached as an exhibit, NRG, GenOn and the Consenting Noteholders have agreed to certain terms regarding a financial restructuring of GenOn and the Debtors, including certain terms related to pension plans as set forth in this Agreement;

WHEREAS in accordance with the Restructuring Support Agreement, the Debtors will implement the restructuring transactions through the Third Amended Joint Chapter 11 Plan of Reorganization of GenOn Energy, Inc. and Its Debtor Affiliates (as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, the “Plan”); and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the conditions set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                          Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below.

“Action” means any demand, Claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Agreement” means this Pension Indemnity Agreement and the exhibit attached hereto.

“Applicable Law” shall have the meaning set forth in Section 6.13(b) hereto.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

“Business Day” means any day, other than a Saturday, Sunday, or a “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)).

“Chosen Courts” shall have the meaning set forth in Section 6.13(a) hereto.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means the collective bargaining agreements of the GenOn Group as set forth in Exhibit A hereto, as updated from time to time by the GenOn Group prior to the Effective Date.

“Effective Date” means the date on which the Plan shall have become effective in accordance with its terms.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GenOn Group” means GenOn and any of its direct or indirect subsidiaries as of immediately prior to the Effective Date.

“Governmental Authority” shall have the meaning set forth in Section 6.13(b) hereto.

“Indemnitee” shall have the meaning set forth in Section 5.1 hereto.

“Indemnitor” shall have the meaning set forth in Section 5.1 hereto.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes).

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations), including in connection with a Third-Party Claim.

“NRG Pension Plans” means the NRG Pension Plan, NRG Pension Plan for Bargained Employees, any other pension plan subject to Title IV of ERISA or the minimum funding standards of section 302 of ERISA or section 412 of the Code, any other pension plan that is a “multiemployer plan” within the meaning of section 3(37) of ERISA, and any defined benefit supplemental executive retirement plan for which NRG otherwise has liability, in each case, that is sponsored, maintained, contributed to, or required to be contributed to, by NRG and its subsidiaries and affiliates, including the GenOn Group, or under which there may be obligations with respect to current or former employees of NRG and its subsidiaries and affiliates, including the GenOn Group.

“Order” shall have the meaning set forth in Section 6.13(b) hereto.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“Reorganized GenOn Group” means GenOn and any of its direct or indirect subsidiaries as of the Effective Date.

“Settlement Agreement” shall have the meaning set forth in Section 2.2(b) hereto.

“Third Party Claims” shall have the meaning set forth in Section 5.1 hereto.

ARTICLE II
CONDITIONS TO EFFECTIVE DATE

Section 2.1                                          Effective Date.  This Agreement shall become effective and binding upon each of the Parties on the Confirmation Date (as such term is defined in the Plan).

ARTICLE III
COVENANTS OF GENON

Section 3.1                                          Covenants of GenOn Group. GenOn Group shall cause Reorganized GenOn Group to assume all of the Collective Bargaining Agreements in existence as of the Effective Date.  GenOn Group or one of its wholly-owned subsidiaries shall obtain any and all necessary advance consents from each union that is party to a Collective Bargaining Agreement to modify the Collective Bargaining Agreements as required by this Section 3.1.

ARTICLE IV
COVENANTS OF NRG

Section 4.1                                          NRG Pension Plans Indemnity.  From and after the Effective Date, NRG shall defend, indemnify and hold harmless the Reorganized Genon Group, the GenOn Group, and the Consenting Noteholders, from, against and with respect to any and all Claims and Actions for benefits accrued as of the Effective Date under the NRG Pension Plans.

Section 4.2                                          2017 and 2018 Pension Payments.  NRG has paid all cash obligations due in 2017 with regard to the NRG Pension Plans on behalf of the GenOn Group.  With regard to the NRG Pension Plans, NRG shall pay all cash obligations due in 2018 on behalf of the GenOn Group; provided, that if GenOn has paid such amounts, NRG will reimburse the Reorganized GenOn Group for such payments on the Effective Date.

ARTICLE V
CLAIMS PROCEDURES

Section 5.1                                          General.  In connection with any indemnification provided for in Article IV, the Party seeking indemnification (the “Indemnitee”) will give the Party from which indemnification is sought (the “Indemnitor”) prompt notice whenever the Indemnitee learns of the assertion by a Person other than the Parties of any claims or of the commencement by any such Person of any Action (each such Claim or Action being a

“Third Party Claim”) pursuant to which the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under Article IV, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses, in each case in reasonable detail, such notice will be given no later than ten (10) Business Days following receipt by the Indemnitee of written notice of such Third-Party Claim.  Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim.  The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five (5) Business Days after Indemnitee’s receipt, copies of all subsequent notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim to the extent (a) that such information or cooperation is in Indemnitee’s power to provide, and (b) permitted by Applicable Law.

Section 5.2                                          Payments.  The Indemnitor shall pay all amounts payable pursuant to this Agreement by wire transfer of immediately available funds, as soon as practicable following receipt from an Indemnitee of a written demand consisting of the information required in Section 5.1 for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee in writing of the facts in reasonable detail constituting the basis for such good faith dispute. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) Business Days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor.  A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) only in the event the parties to the dispute cannot reach an agreement in writing through good faith efforts, a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

ARTICLE VI
MISCELLANEOUS

Section 6.1                                          No Multiple Employer Plans.  For the avoidance of doubt, on and after the Effective Date, there shall be no multiple employer pension plan, as described in section 413 of the Code, that includes NRG and any member of the GenOn Group or Reorganized GenOn Group.

Section 6.2                                          No Controlled Group.  Nothing in this Agreement shall be deemed or construed as an admission, acknowledgement or determination by any Party that any Consenting Noteholder is a member of a “controlled group” (as defined in section 414 of the Code) with respect to the NRG Pension Plans or any other pension, welfare or other benefit plan of NRG and its subsidiaries and affiliates, the Reorganized GenOn Group or the GenOn Group.

Section 6.3                                          Entire Agreement.  This Agreement and the Exhibit attached hereto constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto, except as may be provided or complemented in the Plan. In the event of any inconsistency between this Agreement and the Settlement Agreement, this Agreement shall govern.

Section 6.4                                          No Waiver; Remedies Cumulative.  No waiver under this Agreement is effective unless it is in writing and signed by or on behalf of the Party waiving its right.  Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.  No failure on the part of any Party to exercise or enforce and no delay in exercising or enforcing, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

Section 6.5                                          Amendments.  This Agreement may not be modified, amended, or supplemented without the prior written consent of by each Party, and, as to the rights provided to the Consenting Noteholders pursuant to Section 4.1, with the prior written consent of the Required Consenting GenOn Noteholders (as defined in the Plan).

Section 6.6                                          Notices.  Unless otherwise specified, all notices required or permitted under this Agreement shall be in writing and shall be delivered by email and (1) hand or (2) prepaid delivery service with package tracking capabilities.  Such notices shall be addressed to:

if to NRG:

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Attn:                    Brian Curci, Corporate Secretary

Email:            brian.curci@nrg.com

with a copy to (which shall not constitute notice) to:

Baker Botts LLP

2001 Ross Avenue

Dallas, TX 75201

Attn:                    C. Luckey McDowell, Emanuel C. Grillo, and Ian E. Roberts

Email:            luckey.mcdowell@bakerbotts.com

emanuel.grillo@bakerbotts.com

ian.roberts@bakerbotts.com

if to GenOn:

GenOn Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Attn: Mac McFarland, Chief Executive Officer

Email: mac@genon.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attn: David R. Seligman, P.C., Steven N. Serajeddini, and Jack Bernstein

Email:            david.seligman@kirkland.com

steven.serajeddini@kirkland.com

jack.bernstein@kirkland.com

and to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Damian S. Schaible, Eli J. Vonnegut, and Angela M. Libby
Email:            damian.schaible@davispolk.com

eli.vonnegut@davispolk.com

angela.libby@davispolk.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.  Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.

Section 6.7                                          Interpretation.  Unless otherwise required by the context in which any term appears, for purposes of this Agreement:

(a)                                 The singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the feminine and neutral genders and vice versa.

(b)                                 References to “Articles,” “Sections,” or “Exhibits” shall be to articles, sections, schedules or exhibits of or to this Agreement unless stated otherwise, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.  The Exhibit hereto is incorporated in and is intended to be construed with and an integral part of this Agreement to the same extent as if it was set forth verbatim herein.

(c)                                  The words “include,” “includes” or “including” means “including, without limitation.”

(d)                                 The word “or” will have the inclusive meaning represented by the phrase “and/or.”

(e)                                  Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(f)                                   All references herein to any statute, other law or agreement shall be to such statute, law or agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

(g)                                  This Agreement was negotiated and prepared by each of the Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against any Party on the ground that such Party is the author of this Agreement or any part hereof.

Section 6.8                                          Captions.  The captions and section headings appearing in this Agreement and the Exhibit hereto are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 6.9                                          Severability.  If any provision of this Agreement is found or held to be invalid or unenforceable by a court, arbitrator, or other decision-making body of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable to the greatest extent allowed by such court, arbitrator, or body under law.

Section 6.10                                   Assignment.

(a)                                 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns; provided, however, that, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of Applicable Law) by a Party without the prior written consent of the other Parties.

(b)                                 Any purported assignment of this Agreement in violation of this Section 6.10 shall be null and void.

Section 6.11                                   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail or other means of electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.12                                   No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties hereto, and, other than the rights of the Consenting Noteholders pursuant to Section 4.1, no provision of this Agreement shall be deemed to confer upon any third parties any claim, remedy, liability, reimbursement, cause of action, or other right.  For clarity, nothing in this

Agreement shall be read to impair the ability of any Party to seek to recover from any third party person or entity for amounts due to any Party, except to the extent such claims are expressly addressed in this Agreement.

Section 6.13                                   Governing Law; Submission to Jurisdiction; Selection of Forum.

(a)                                 THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement (i) to the extent possible, in the Bankruptcy Court or (ii) otherwise, in state and federal courts sitting in the City, County and State of New York (collectively, the “Chosen Courts”), and solely in connection with claims arising out of or related to this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts and courts of appeals therefrom; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; and (d) consents to entry of final judgment by the Chosen Courts.

(b)                                 For purposes of this Agreement: (i) “Applicable Laws” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principal of common law, ordinance, code, edict, proclamation, treaty, rule, regulation, ruling, directive, Order, or requirement of, or issued, promulgated, enforced or entered by, any Governmental Authority or court of competent jurisdiction, or other legal requirement or rule of law; (ii) “Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States or any foreign country, any state or local body of the United States, any independent system operator, any regional transmission organization, reliability council or authority, or any foreign country or any political subdivision of any of the foregoing, and any court of competent jurisdiction; and (iii) “Order” means any final writ, judgment, decree, injunction or similar order of any Governmental Authority.

Section 6.14                                   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NRG ENERGY, INC.		GENON ENERGY, INC.

By:	/s/ Gaetan Frotte	By:	/s/ Mark A McFarland
Name:	Gaetan Frotte	Name:	Mark A. McFarland
Title:	Senior Vice President and Treasurer	Title:	Chief Executive Officer

[Signature Page to the Pension Indemnity Agreement]

PENSION INDEMNITY AGREEMENT

Exhibit A

Collective Bargaining Agreements

GenOn Energy Services LLC and IBEW Local 1900

Genon Energy Services, LLC and Local 29 of the IBEW

GenOn Energy Services, LLC and Local 47 IBEW (Affiliated with AFL-CIO)

GenOn Energy Services LLC and IBEW Local No. 66

GenOn Energy Services LLC and IBEW Local 1289

GenOn Energy Services LLC and Local Union 459 of the IBEW

Mobile Maintenance Agreement between GenOn Energy Services LLC and Local Union 459 of the IBEW

GenOn Energy Services LLC and IBEW Local Union No. 503

GenOn Energy Services LLC and Local Union 777 of the IBEW

GenOn Energy Services LLC and IBEW Local 1245

GenOn Energy Services LLC, UWUA AFL-CIO and Local Union 140 UWUA

GenOn Energy Services LLC and Local Union 270 UWUA

GenOn Energy Services LLC and UWUA Local 369